Exhibit 11


                       SPS TECHNOLOGIES, INC. AND SUBSIDIARIES
            Computation of Dilution (Anti-dilution) of Earnings Per Share
                     Resulting from Common Stock Equivalents
                      (Thousands of dollars, except share data)

   The following calculation is submitted in accordance with the Securities Exchange Act of 1934 although not required by Opinion No. 15 of the Accounting Principles Board as it results in dilution of less than 3%, or is anti-dilutive:

                               Three Months Ended        Nine Months Ended
                                  September 30,            September 30,
                                1994       1993         1994         1993

   Net earnings (loss)        $   1,990  $  (6,840)   $   1,550    $  (3,832)
   Weighted average
    number of shares
    outstanding during
    period                    5,111,973  5,105,429    5,109,203    5,105,429

   Weighted average
    number of maximum
    shares subject to
    exercise under
    outstanding stock
    options at end of
    period                      479,887    390,444      380,156      264,424
                              5,591,860  5,495,873    5,489,359    5,369,853
   Less treasury shares
    assumed purchased
    with proceeds from
    assumed exercise of
    outstanding options
    (a)                         409,920    334,827      343,599      232,213

   Weighted average
    number of common
    shares and equivalent
    common shares out-
    standing after assumed
    exercise of options       5,181,940  5,161,046    5,145,760    5,137,640

   Pro forma earnings (loss)
    per share based on above
    assumptions (b)           $     .38  $   (1.33)   $     .30    $    (.75)

   Earnings (loss) per share
    as reported               $     .39  $   (1.34)   $     .30    $    (.75)



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   (a)  All options are exercisable under a nonqualified plan.  The proceeds from assumed exercise of options aggregated $10,871,068 and $8,400,415 in the three and nine-month periods ended September 30, 1994 respectively; the proceeds from assumed exercise of options aggregated $9,495,704 and $6,166,211 in the three and nine-month periods ended September 30, 1993, respectively. The proceeds and number of treasury shares assumed purchased were determined on the most likely exercise assumption.

   (b) Pro forma earnings per share assuming full dilution are not presented separately since there would be no additional dilutive effect, or the effect would be anti-dilutive.